EXHIBIT 5.1

                       [Letterhead of Herbert M. Jacobi]

                                  July 6, 1998

James Tilton, President
China Food & Beverage Company
82-66 Austin Street
Kew Gardens, New York 11415

Gentlemen:

      I am securities counsel for China Food & Beverage Company ("China"). You have asked me to render this opinion to China.

      You have advised that:

      1. China is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended;

      2. Deanne G. Ofsink is an attorney duly admitted to practice who has rendered legal counsel to China.

      3. In order to induce Deanne G. Ofsink to provide legal services to China, China agreed to issue its securities as full compensation.

      4. The shares to be issued to Ms. Ofsink are pursuant to corporate resolution and the approval of the Board of Directors and the shares to be issued to Ms. Ofsink are to be registered pursuant to a Registration Statement on Form S-8.

      I have read such documents as have been made available to me. For purposes of this opinion, I have assumed the authenticity of such documents.

China Food & Beverage Company
July 6, 1998


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      Based on the accuracy of the information supplied to me, it is my opinion that China may avail itself of a Registration Statement on Form S-8 and is qualified to do so, and further, it is my opinion that Ms. Ofsink, is a proper person qualified to receive shares which are registered in a Registration Statement on Form S-8.

      I consent to the use of my name in the Registration Statement filed on Form S-8.

                                               Very truly yours,

                                               /s/ Herbert M. Jacobi
                                               ---------------------------------
                                               Herbert M. Jacobi